EXHIBIT 99.1

NEWS RELEASE	Contact: THOMAS h. pOHLMAN
FOR IMMEDIATE RELEASE	CHIEF EXECUTIVE OFFICER AND PRESIDENT
(515) 232-6251
OCTOBER 14, 2016

AMES NATIONAL CORPORATION

ANNOUNCES 2016 THIRD QUARTER EARNINGS RESULTS

Third Quarter 2016 results:

For the quarter ended September 30, 2016, net income for Ames National Corporation (the Company) totaled $3,804,000 or $0.41 per share, compared to $4,100,000 or $0.44 per share earned in 2015. The lower earnings are primarily the result of increased income tax expense, a higher provision for loan loss, and higher data processing costs, offset in part by higher loan interest income and gain on sale of loans. The increase in loan interest income was attributable to higher loan volume. Average net loans for the three months were $50 million higher for the quarter ended September 30, 2016 compared to a year earlier. Company’s management was pleased with the growth in the Company’s loan portfolio.

Third quarter net interest income totaled $10,050,000, an increase of $210,000, or 2%, compared to the same quarter a year ago, due primarily to growth in the real estate loan portfolio. The Company’s continued expansion into the Des Moines metro market was a factor in obtaining this growth. The Company’s net interest margin was 3.38% for the quarter ended September 30, 2016 as compared to 3.36% for the quarter ended September 30, 2015.

A provision for loan losses of $235,000 was recognized in the third quarter of 2016 as compared to $38,000 in the third quarter of 2015. The growth in the loan portfolio and a specific reserve on a newly impaired loan were the primary factors for the provision for loan losses in 2016. Net loan recoveries were $81,000 for the quarter ended September 30, 2016 compared to net loan recoveries of $17,000 for the quarter ended September 30, 2015. The loan portfolio credit quality gauged by 90 day past due loans and total impaired loans remains favorable in comparison to our peers. However, the agricultural economy has weakened as declining grain prices have caused lower profitability for our agricultural borrowers.

Noninterest income for the third quarter of 2016 totaled $2,004,000 as compared to $1,950,000 for the same period in 2015. The increase in noninterest income is primarily due to an increase in the gain on sale of loans held for sale. The increase in the gain on sale of loans was due to higher loan volume driven by a healthy residential mortgage market in central Iowa.

Noninterest expense for the third quarter of 2016 totaled $6,112,000 compared to $5,982,000 recorded in 2015, an increase of 2%, which was primarily due to higher salaries and employee benefits and data processing expenses. The efficiency ratio was 50.71% for the third quarter of 2016 as compared to 50.74% in 2015. The Company strives to maintain a low efficiency ratio to enable better loan and deposit pricing for our customers, while maintaining a favorable shareholder return.

Income tax expense for the third quarter of 2016 totaled $1,903,000 compared to $1,670,000 recorded in 2015, an increase of 14%. This increase in income tax expense is due primarily to recording a $226,000 valuation allowance to fully reserve the deferred income tax asset associated with a state alternative minimum tax credit carryforward.

Nine Months 2016 results:

For the nine months ended September 30, 2016, net income for the Company totaled $11,710,000 or $1.26 per share, compared to $11,100,000 or $1.19 per share earned in 2015. The higher earnings are primarily the result of increased loan interest income, a lower provision for loan loss, and lower other real estate owned expenses, offset in part by lower net securities gains and an increase in salaries and benefits. The increased loan interest income was attributable to higher loan volume. Average net loans for the nine months were $43 million higher for the nine months ended September 30, 2016 compared to a year earlier.

Net interest income for the nine months ended September 30, 2016 totaled $29,877,000, an increase of $804,000, or 3%, compared to the same period a year ago, due primarily to growth in the real estate loan portfolio. The Company’s continued expansion into the Des Moines metro market was a significant factor in obtaining this growth. The Company’s net interest margin was 3.37% for the nine months ended September 30, 2016 as compared to 3.32% for the same period in 2015.

A provision for loan losses of $441,000 was recognized for the nine months ended September 30, 2016 as compared to $1,037,000 for the same period in 2015. The growth in the loan portfolio and a specific reserve on a newly impaired loan were the primary factors for the provision for loan losses in 2016. The growth in the loan portfolio was a primary factor for the provision for loan losses in 2015. Net loan recoveries were $22,000 for the nine months ended September 30, 2016 compared to net loan recoveries of $51,000 for the nine months ended September 30, 2015.

Noninterest income for the nine months ended September 30, 2016 totaled $6,029,000 as compared to $6,123,000 for the same period in 2015. The decrease in noninterest income is primarily due to a decrease in realized securities gains of $313,000, offset in part by higher wealth management income of $170,000 compared to the prior year. Wealth management income continues to be a focus of management and provides an opportunity for increasing revenue.

Noninterest expense for the nine months ended September 30, 2016 totaled $18,668,000 compared to $18,813,000 recorded in 2015, a decrease of 1%, which was primarily due to the lower other real estate owned expenses of $694,000. The decrease in other real estate owned expenses was primarily due to an impairment write down in 2015. Offsetting this decrease in expenses is a 4% increase in salaries and employee benefits. The increase in salaries and employee benefits is mainly due to normal salary increases along with additional lending and support staff. The efficiency ratio was 51.99% for the nine months ended September 30, 2016 as compared to 53.45% in 2015.

Balance Sheet Review:

As of September 30, 2016, total assets were $1,340,344,000, a $3.0 million decrease in assets compared to September 30, 2015. The decrease in assets was due primarily to a decrease in securities and interest bearing deposits, which funded loan growth.

Securities available-for-sale as of September 30, 2016 declined to $517,579,000 from $546,017,000 as of September 30, 2015. The decrease in securities available-for-sale is primarily due to the sale, maturity or pay downs of U.S. government mortgage-backed and municipal securities.

Net loans as of September 30, 2016 increased 7%, to $740,322,000, as compared to $690,315,000 as of September 30, 2015. Loan demand has remained steady for most of our affiliate banks. Impaired loans, net of specific reserves, totaled $2,264,000, or 0.30% of gross loans as of September 30, 2016, compared to $1,464,000, or 0.21%, of gross loans as of September 30, 2015. The allowance for loan losses on September 30, 2016 totaled $10,451,000, or 1.39% of gross loans, compared to $9,927,000 or 1.42% of gross loans as of September 30, 2015. The increase in the allowance for loan losses was provided to accommodate growth in the Company’s loan portfolios and, to a lesser extent to provide for a specific reserve on a newly impaired loan.

Other real estate owned was $654,000 and $3,418,000 as of September 30, 2016 and 2015, respectively. The decrease in the other real estate owned was due primarily to the sale of properties.

Deposits totaled $1,061,809,000 on September 30, 2016, compared to $1,061,378,000 recorded at September 30, 2015. The decline in the other time deposits, was offset by an increase in money market accounts primarily as a result of the low interest rate environment.

Securities sold under agreements to repurchase totaled $49,858,000 on September 30, 2016, a 4% decrease from the $52,066,000 recorded at September 30, 2015.

The Company’s stockholders’ equity represented 12.7% of total assets as of September 30, 2016 with all of the Company’s five affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $170,737,000 as of September 30, 2016, and $160,405,000 as of September 30, 2015. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the net unrealized gain on securities.

Shareholder Information:

Return on average assets was 1.15% for the quarter ended September 30, 2016, compared to 1.24% for the same period in 2015. Return on average equity was 8.91% for the quarter ended September 30, 2016, compared to the 10.35% in 2015.

Return on average assets was 1.18% for the nine months ended September 30, 2016, compared to 1.12% for the same period in 2015. Return on average equity was 9.33% for the nine months ended September 30, 2016, compared to the 9.36% in 2015.

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $27.66 on September 30, 2016. During the third quarter of 2016, the price ranged from $25.78 to $28.86.

On August 10, 2016, the Company declared a quarterly cash dividend on common stock, payable on November 15, 2016 to stockholders of record as of November 1, 2016, equal to $0.21 per share.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; and United Bank & Trust, Marshalltown.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  economic conditions, particularly in the concentrated geographic area in which the Company and its affiliate banks operate; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
September 30, 2016 and 2015
(unaudited)

ASSETS	2016	2015

Cash and due from banks	$21,305,138	$26,140,701
Interest bearing deposits in financial institutions	25,998,518	40,155,352
Securities available-for-sale	517,579,320	546,016,890
Loans receivable, net	740,321,874	690,315,150
Loans held for sale	1,188,415	916,322
Bank premises and equipment, net	16,342,418	16,828,000
Accrued income receivable	8,370,918	8,540,727
Other real estate owned	653,684	3,418,108
Deferred income taxes	-	1,978,434
Core deposit intangible, net	1,035,525	1,403,982
Goodwill	6,732,216	6,732,216
Other assets	815,950	896,580

Total assets	$1,340,343,976	$1,343,342,462

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$187,835,703	$187,652,406
NOW accounts	302,133,497	300,533,481
Savings and money market	366,167,359	350,538,471
Time, $250,000 and over	35,663,074	35,178,437
Other time	170,009,512	187,474,843
Total deposits	1,061,809,145	1,061,377,638

Securities sold under agreements to repurchase	49,858,395	52,065,563
Federal Home Loan Bank (FHLB) advances and other borrowings	51,000,000	63,253,477
Deferred income taxes	1,039,151	-
Dividend payable	1,955,292	1,862,183
Accrued expenses and other liabilities	3,945,268	4,378,121
Total liabilities	1,169,607,251	1,182,936,982

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,310,913 shares as of September 30, 2016 and 2015	18,621,826	18,621,826
Additional paid-in capital	20,878,728	20,878,728
Retained earnings	124,112,244	116,214,889
Accumulated other comprehensive income-net unrealized income on securities available-for-sale	7,123,927	4,690,037
Total stockholders' equity	170,736,725	160,405,480

Total liabilities and stockholders' equity	$1,340,343,976	$1,343,342,462

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Interest income:
Loans	$8,236,401	$7,808,414	$24,124,973	$22,920,161
Securities
Taxable	1,425,366	1,506,702	4,392,602	4,639,398
Tax-exempt	1,329,071	1,433,537	4,117,893	4,399,623
Interest bearing deposits and federal funds sold	86,869	94,364	296,925	288,411

Total interest income	11,077,707	10,843,017	32,932,393	32,247,593

Interest expense:
Deposits	753,642	744,958	2,259,140	2,276,004
Other borrowed funds	274,297	257,791	796,006	898,565

Total interest expense	1,027,939	1,002,749	3,055,146	3,174,569

Net interest income	10,049,768	9,840,268	29,877,247	29,073,024

Provision for loan losses	234,703	37,797	440,787	1,036,610

Net interest income after provision for loan losses	9,815,065	9,802,471	29,436,460	28,036,414

Noninterest income:
Wealth Management Income	684,908	671,699	2,210,229	2,040,956
Service fees	426,711	445,706	1,228,416	1,285,063
Securities gains, net	64,917	111,622	296,110	608,926
Gain on sale of loans held for sale	339,501	206,072	773,512	705,370
Merchant and card fees	350,488	350,310	1,051,378	1,016,783
Other noninterest income	137,153	164,568	469,138	466,085

Total noninterest income	2,003,678	1,949,977	6,028,783	6,123,183

Noninterest expense:
Salaries and employee benefits	3,977,495	3,882,484	11,883,696	11,418,395
Data processing	824,429	720,232	2,366,293	2,089,363
Occupancy expenses, net	449,775	414,868	1,461,201	1,408,464
FDIC insurance assessments	109,289	169,692	434,808	519,962
Professional fees	296,720	346,665	889,721	951,835
Business development	239,917	254,757	696,033	719,689
Other real estate owned (income) expense, net	(91,173)	(104,380)	(87,564)	605,830
Core deposit intangible amortization	86,492	103,251	273,206	326,249
Other operating expenses, net	219,283	194,639	750,244	773,430

Total noninterest expense	6,112,227	5,982,208	18,667,638	18,813,217

Income before income taxes	5,706,516	5,770,240	16,797,605	15,346,380

Income tax expense	1,902,636	1,670,389	5,087,253	4,246,790

Net income	$3,803,880	$4,099,851	$11,710,352	$11,099,590

Basic and diluted earnings per share	$0.41	$0.44	$1.26	$1.19

Declared dividends per share	$0.21	$0.20	$0.63	$0.60